                                                                                   [FILED PURSUANT TO RULE 433]
TERM SHEET

RALI SERIES 2007-QS2 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2007-QS2

RESIDENTIAL ACCREDIT LOANS, INC.
Depositor

RESIDENTIAL FUNDING COMPANY, LLC
Sponsor and Master Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

GOLDMAN, SACHS & CO.
Lead Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE  SECURITIES  AND
EXCHANGE  COMMISSION,  OR SEC, FOR THE OFFERING TO WHICH THIS  COMMUNICATION  RELATES.  BEFORE YOU INVEST,  YOU
SHOULD READ THE BASE  PROSPECTUS IN THAT  REGISTRATION  STATEMENT  AND OTHER  DOCUMENTS THE DEPOSITOR HAS FILED
WITH THE SEC FOR MORE COMPLETE  INFORMATION  ABOUT THE DEPOSITOR AND THE OFFERING.  YOU MAY GET THESE DOCUMENTS
AT NO  CHARGE  BY  VISITING  EDGAR  ON THE SEC WEB  SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE OFFERING  WILL ARRANGE TO SEND YOU THE BASE  PROSPECTUS AT NO
CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE [ ].

THIS TERM SHEET IS NOT REQUIRED TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED TO BE INCLUDED IN
THE  PROSPECTUS  AND THE  PROSPECTUS  SUPPLEMENT  FOR THE OFFERED  CERTIFICATES.  THE  INFORMATION IN THIS TERM
SHEET IS PRELIMINARY AND IS SUBJECT TO COMPLETION OR CHANGE.

THE  INFORMATION IN THIS TERM SHEET,  IF CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT TO PURCHASE ANY OF THE
OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED  IN ANY PRIOR  SIMILAR  TERM  SHEET,  THE TERM SHEET
SUPPLEMENT AND ANY OTHER FREE WRITING PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

This term sheet and the related term sheet  supplement  is not an offer to sell or a  solicitation  of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

DECEMBER 14, 2006

  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF OFFERED CERTIFICATES,
      THE TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We provide  information to you about the offered  certificates in three or more separate documents that provide progressively more detail:

        -      the related base prospectus,  dated December 6, 2006, which provides general  information,  some of which may not apply to the offered certificates;

        -      the term sheet  supplement,  dated December 12, 2006, which provides general  information  about series of  certificates  issued  pursuant to the  depositor's QS program,  some of which may not apply to the offered certificates; and

        -      this term  sheet,  which  describes  terms  applicable  to the  classes of offered  certificates described  herein and provides a description of certain  collateral  stipulations  regarding the mortgage loans and the parties to the  transaction,  and provides other  information  related to the offered certificates.

This term sheet  provides a very general  overview of certain  terms of the offered  certificates  and does not contain all of the  information  that you should  consider in making your  investment  decision.  To understand all of the terms of a class of the offered  certificates,  you should read carefully  this  document,  the term sheet supplement, and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC web site at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-131213.

If the  description of the offered  certificates  in this term sheet differs from the description of the senior certificates  in the related base prospectus or the term sheet  supplement,  you should rely on the description in this term sheet.  Capitalized  terms used but not defined herein shall have the meaning  ascribed thereto in the term sheet supplement and the related base prospectus.

THE  INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR  CONTRACTUAL  COMMITMENT TO PURCHASE
ANY OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION CONTAINED IN ANY PRIOR SIMILAR MATERIALS RELATING
TO SUCH  CERTIFICATES.  THE  INFORMATION  IN THIS TERM SHEET IS  PRELIMINARY,  AND IS SUBJECT TO  COMPLETION OR
CHANGE.  THIS TERM SHEET IS BEING  DELIVERED TO YOU SOLELY TO PROVIDE YOU WITH  INFORMATION  ABOUT THE OFFERING
OF THE  CERTIFICATES  REFERRED  TO IN THIS TERM  SHEET AND TO SOLICIT AN OFFER TO  PURCHASE  THE  CERTIFICATES,
WHEN,  AS AND IF ISSUED.  ANY SUCH OFFER TO PURCHASE  MADE BY YOU WILL NOT BE ACCEPTED AND WILL NOT  CONSTITUTE
A  CONTRACTUAL  COMMITMENT  BY YOU TO PURCHASE ANY OF THE  CERTIFICATES,  UNTIL WE HAVE  ACCEPTED YOUR OFFER TO
PURCHASE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE ISSUING ENTITY IS
NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES OR ANY SIMILAR SECURITY AND THE  UNDERWRITER'S  OBLIGATION TO DELIVER
SUCH  CERTIFICATES  IS SUBJECT TO THE TERMS AND  CONDITIONS  OF THE  UNDERWRITING  AGREEMENT  WITH THE  ISSUING
ENTITY  AND THE  AVAILABILITY  OF SUCH  CERTIFICATES  WHEN,  AS AND IF ISSUED BY THE  ISSUING  ENTITY.  YOU ARE
ADVISED THAT THE TERMS OF THE OFFERED  CERTIFICATES,  AND THE CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING
THEM, MAY CHANGE (DUE,  AMONG OTHER THINGS,  TO THE POSSIBILITY  THAT MORTGAGE LOANS THAT COMPRISE THE POOL MAY
BECOME  DELINQUENT OR DEFAULTED OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR OR DIFFERENT  MORTGAGE LOANS MAY
BE ADDED TO THE POOL, AND THAT ONE OR MORE CLASSES OF CERTIFICATES  MAY BE SPLIT,  COMBINED OR ELIMINATED),  AT
ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL  PROSPECTUS.  YOU ARE ADVISED THAT  CERTIFICATES  MAY NOT
BE ISSUED THAT HAVE THE  CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE  UNDERWRITER'S  OBLIGATION TO SELL
SUCH  CERTIFICATES  TO YOU IS  CONDITIONED ON THE MORTGAGE LOANS AND  CERTIFICATES  HAVING THE  CHARACTERISTICS
DESCRIBED IN THESE  MATERIALS.  IF FOR ANY REASON THE ISSUING  ENTITY DOES NOT DELIVER SUCH  CERTIFICATES,  THE
UNDERWRITER  WILL NOTIFY YOU, AND NEITHER THE ISSUING  ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY OBLIGATION TO
YOU TO DELIVER ALL OR ANY PORTION OF THE  CERTIFICATES  WHICH YOU HAVE  COMMITTED TO PURCHASE,  AND NONE OF THE
ISSUING ENTITY NOR ANY UNDERWRITER WILL BE LIABLE FOR ANY COSTS OR DAMAGES  WHATSOEVER  ARISING FROM OR RELATED
TO SUCH NON-DELIVERY.

NEITHER THE  ISSUING  ENTITY OF THE  CERTIFICATES  OR ANY OF ITS  AFFILIATES  PREPARED,  PROVIDED,  APPROVED OR
VERIFIED ANY STATISTICAL OR NUMERICAL INFORMATION  PRESENTED HEREIN,  ALTHOUGH THAT INFORMATION MAY BE BASED IN
PART ON LOAN LEVEL DATA PROVIDED BY THE ISSUING ENTITY OR ITS AFFILIATES.

RISK FACTORS

The offered  certificates  are not  suitable  investments  for all  investors.  In  particular,  you should not purchase any class of offered certificates unless you understand the prepayment,  credit,  liquidity and market risks  associated  with that  class.  The offered  certificates  are complex  securities.  You should  possess, either alone or together  with an  investment  advisor,  the  expertise  necessary to evaluate the  information contained  in this term sheet,  the term sheet  supplement  and the  related  base  prospectus  for the offered certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other things,  all of the applicable risk factors in connection with the purchase of any class of the offered certificates listed in the section entitled "Risk Factors" in the term sheet supplement.

COLLATERAL STIPULATIONS - MORTGAGE POOL CHARACTERISTICS

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STIPULATED MORTGAGE POOL CHARACTERISTICS
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MORTGAGE LOAN TYPE:                                                      30-Year-Conventional
                                                                              Fixed Rate
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AGGREGATE STATED PRINCIPAL BALANCE, EXCLUDING PO BOND,  (+/- 10%):       Approx. $538,000,000
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GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):                                       7.00%
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WEIGHTED AVERAGE PASS-THRU RATE:                                                6.25%
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WEIGHTED AVERAGE ORIGINAL MATURITY (+/- 2 MONTH):                             357 months
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WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 5):                                    76%
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CALIFORNIA CONCENTRATION MAXIMUM:                                                45%
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FULL/ALT DOCUMENTATION (+/- 10):                                                 25%
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LIMITED DOCUMENTATION  (+/- 10):                                                 75%
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RATE/TERM REFINANCE (+/- 15):                                                    10%
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CASH OUT REFINANCE (+/- 15):                                                     35%
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SINGLE FAMILY DETACHED MAXIMUM:                                                  85%
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CONDO/COOP (+/- 10):                                                              8%
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SECOND/VACATION HOME (+/- 10):                                                    7%
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INVESTOR PROPERTY (+/- 10):                                                      15%
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WEIGHTED AVERAGE FICO (+/- 5):                                                   710
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INTEREST ONLY MORTGAGE LOANS MAXIMUM:                                            50%
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AVERAGE MORTGAGE LOAN BALANCE MAXIMUM:                                         $275,000
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CONFORMING BALANCE MINIMUM:                                                      60%
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PREPAYMENT PENALTIES MAXIMUM:                                                    15%
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MAXIMUM UNINSURED MORTGAGE LOANS W/LTV RATIO IN EXCESS OF 80%:                    1%
--------------------------------------------------------------------- ---------------------------

The  percentages  set forth in the tables  above,  other than any  weighted  averages,  are  percentages  of the aggregate  principal  balance of the actual  mortgage  loans to be included in the mortgage  pool on the Closing
Date, as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off Date.
Any weighted  average is weighted based on the principal  balance of the actual mortgage loans to be included in the mortgage  pool on the Closing  Date,  as of the Cut-off  Date,  after  deducting  payments of principal  due during the month of the Cut-off Date.

A percentage  expressed in parenthesis  for a category in the tables above reflects the percentage by which the number set forth for such category may vary in the actual  mortgage  loans included in the mortgage pool on the
Closing  Date.  For example the  Aggregate  Stated  Principal  Balance,  excluding the PO Bond, of the mortgage loans included in the mortgage pool on the Closing Date, as of the Cut-off Date,  after  deducting  payments of principal  due during the month of the Cut-off Date,  could be lower or higher than the amount  specified by as much as 10%.

A number  expressed in  parenthesis  for a category in the tables above  reflects the amount by which the number or percentage  set forth for such category may vary in the actual  mortgage  loans included in the mortgage pool on the Closing Date. For example,  the Full/Alt  Documentation  percentage for the mortgage pool could vary from
15% to 35% of the aggregate  stated  principal  balance of the actual  mortgage  loans  included in the mortgage pool on the Closing Date, as of the Cut-off Date, after deducting  payments of principal due during the month of the Cut-off Date.

CERTAIN TRANSACTION INFORMATION

UNDERWRITER:                 Goldman,  Sachs & Co.  will  purchase  the Class A  Certificates  (other  than the
                             Class A-V and Class A-P Certificates)  and the Class R Certificates  (other than a de minimis portion  thereof) on the closing date,  subject to the  satisfaction of the conditions set forth in the underwriting agreement.

CUT-OFF DATE:                January 1, 2007.

CLOSING DATE:                On or about January 30, 2007.

DISTRIBUTION DATE:           25th of each month,  or the next  business day if such day is not a business  day, commencing February 26, 2007.

ASSUMED FINAL
DISTRIBUTION DATES:          The distribution  date in January 2037. The actual final  distribution  date could be substantially earlier.

FORM OF CERTIFICATES:        Book-entry: Class A, Class A-P and Class A-V Certificates.
                             Physical:  Class R Certificates.

MINIMUM DENOMINATIONS:       Class A  Certificates,  other than any class of Interest  Only  Certificates,  and
                             Class  A-P  Certificates,   in  minimum  denominations  representing  an  original
                             principal  amount of  $25,000  and  integral  multiples  of $1 in excess  thereof.
                             Class A-V Certificates:  $2,000,000 notional amount. Class A-7 Certificates:  100%
                             percentage interest. Class R Certificates: 20% percentage interest.

SENIOR CERTIFICATES:         Class A, Class A-P, Class A-V and Class R Certificates.

SUBORDINATE CERTIFICATES:    Class M Certificates and Class B Certificates.  The Subordinate  Certificates will provide credit enhancement to the Senior Certificates.

ERISA:                       Subject to the  considerations  contained in the term sheet supplement,  the Class
                             A  Certificates  and the Class M  Certificates  may be  eligible  for  purchase by persons  investing  assets of  employee  benefit  plans or  individual  retirement accounts  assets.  Sales of the Class R  Certificates  to such plans or retirement accounts are  prohibited,  except as permitted  in "ERISA  Considerations"  in the term sheet supplement.

                             See "ERISA  Considerations"  in the term sheet  supplement and in the related base prospectus.

SMMEA:                                      When issued the offered  certificates  rated in at least the second highest rating  category by one of the rating  agencies will be "mortgage  related securities"  for purposes of the  Secondary  Mortgage  Market  Enhancement  Act of
                             1984, or SMMEA,  and the remaining  classes of certificates  will not be "mortgage related securities" for purposes of SMMEA.

                             See  "Legal  Investment"  in the  term  sheet  supplement  and  "Legal  Investment
                             Matters" in the related base prospectus.

TAX STATUS:                  For federal  income tax purposes,  the  depositor  will elect to treat the portion of  the  trust  consisting  of  the  related  mortgage  loans  and  certain  other segregated  assets as one or more real estate mortgage  investment  conduits.  The offered  certificates,  other  than  the  Class  R  Certificates,  will  represent ownership of regular  interests in a real estate mortgage  investment  conduit and generally  will be treated as  representing  ownership of debt for federal  income tax  purposes.  You will be  required  to  include  in  income  all  interest  and original  issue  discount,  if any, on such  certificates  in accordance  with the accrual  method of  accounting  regardless  of your usual  methods of  accounting.
                             For federal  income tax  purposes,  the Class R  Certificates  for any series will represent residual interests in a real estate mortgage investment conduit.

                             For  further  information   regarding  the  federal  income  tax  consequences  of
                             investing in the offered  certificates,  including important information regarding the tax treatment of the Class R  Certificates,  see "Material  Federal Income Tax
                             Consequences" in the term sheet supplement and in the related base prospectus.

CREDIT ENHANCEMENT

Credit  enhancement for the Senior  Certificates will be provided by the subordination of the Class M and Class
B  Certificates,  as and to the extent  described in the term sheet  supplement.  Most  realized  losses on the mortgage  loans  will  be  allocated  to the  Class  B  Certificates,  beginning  with  the  class  of  Class B
Certificates with the lowest payment priority,  and then the Class M Certificates,  beginning with the class of
Class M Certificates  with the lowest payment  priority,  in each case until the certificate  principal balance of  that  class  of  certificates  has  been  reduced  to  zero.  When  losses  are  allocated  to a  class  of certificates,  the  certificate  principal  balance  of the class to which the loss is  allocated  is  reduced, without a corresponding payment of principal.

If the  aggregate  certificate  principal  balance of the  Subordinate  Certificates  has been reduced to zero, losses on the mortgage loans will be allocated  among the related Senior  Certificates in accordance with their respective  remaining  certificate  principal  balances  or  accrued  interest,  subject to the  special  rules described in any final term sheet for a class of  certificates  or the  prospectus  supplement  related to such certificates.

Not all losses will be allocated in the  priority  described  above.  Losses due to natural  disasters  such as floods and  earthquakes,  fraud in the origination of a mortgage loan, or some losses related to the bankruptcy of a mortgagor  will be  allocated  as  described in the  preceding  paragraphs  only up to specified  amounts.
Losses  of these  types  on  mortgage  loans  in  excess  of the  specified  amounts  and  losses  due to other extraordinary  events will be allocated  proportionately  among all outstanding  classes of certificates except as  stated  in the  term  sheet  supplement.  Therefore,  the  Subordinate  Certificates  do not act as  credit enhancement for the Senior Certificates for these losses.

See "Description of the Certificates--Allocation of Losses; Subordination" in the term sheet supplement.

ADVANCES

For any month,  if the Master  Servicer does not receive the full  scheduled  payment on a mortgage  loan,  the
Master  Servicer will advance funds to cover the amount of the  scheduled  payment that was not made.  However, the Master Servicer will advance funds only if it determines  that the advance will be recoverable  from future payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any distribution date on which the aggregate  outstanding  principal balance of the mortgage loans as of the related  determination  date is less than 10% of their  aggregate  stated  principal  balance as of the cut-off date, the master servicer may, but will not be required to:

        o      purchase from the trust all of the remaining mortgage loans,  causing an early retirement of the certificates; or

        o      purchase all of the certificates.

Under either type of optional  purchase,  holders of the outstanding  certificates  are entitled to receive the outstanding  certificate  principal  balance of the certificates in full with accrued  interest,  as and to the extent  described in the term sheet  supplement.  However,  any  optional  purchase of the  remaining  mortgage loans may result in a shortfall to the holders of the most  subordinate  classes of  certificates  outstanding, if the trust then holds  properties  acquired from  foreclosing  upon defaulted  loans.  In either case,  there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See "Pooling and Servicing  Agreement--Termination"  in the term sheet supplement and "The Pooling and Servicing
Agreement--Termination; Retirement of Certificates" in the related base prospectus.